Exhibit 99.1

CONTACT:

Mackenzie Aron

VP, Investor Relations

(407) 906-6262

investor@taylormorrison.com

Taylor Morrison Reports Third Quarter 2025 Results

SCOTTSDALE, Ariz., October 22, 2025—Taylor Morrison Home Corporation (NYSE: TMHC), a leading national land developer and homebuilder, announced results for the third quarter ended Sept. 30, 2025. Reported net income was $201 million, or $2.01 per diluted share, while adjusted net income was $211 million, or $2.11 per diluted share.

Third quarter 2025 highlights:

•	Home closings revenue of $2.0 billion

•	3,324 closings at an average sales price of $602,000

•	Home closings gross margin of 22.1% and adjusted home closings gross margin of 22.4%

•	80 basis points of SG&A expense leverage to 9.0% of home closings revenue

•	Net sales orders of 2,468

•	Monthly absorption pace of 2.4 per community

•	Ending active selling communities of 349

•	84,564 homebuilding lots owned and controlled

•	60% controlled off balance sheet

•	Total homebuilding land spend of $533 million, of which 50% was development related

•	Repurchased 1.3 million common shares for $75 million

•	Total liquidity of $1.3 billion

“We are pleased to report strong third quarter results despite the continuation of challenging market conditions. Driven by our diversified portfolio and team’s careful calibration of inventory, pricing and pace across our well-located communities, we once again met or exceeded our guidance on all key metrics, including home closings volume, price and gross margin. The ongoing execution of our balanced operating strategy has allowed us to maintain healthy performance even as we have adjusted pricing and incentives, particularly in entry-level price points. Combined with a thoughtful approach to land-lighter financing tools and effective cost management, our business is generating strong bottom-line earnings, cash flow and returns for our shareholders,” said Sheryl Palmer, Taylor Morrison CEO and Chairman.

Palmer continued, “Appreciating the market’s current dynamics, we are focused on deploying innovative and compelling incentives and pricing offers to drive buyer confidence and improve affordability, leaning into the appeal of our well-designed spec and to-be-built home offerings to meet consumer preferences, and carefully managing new starts as we continue to right-size inventory and prepare for next year’s spring selling season. Encouragingly, net absorption paces improved each month during the quarter, in contrast to typical seasonal slowing into the end of summer as the improvement in mortgage interest rates helped spur activity. Going forward, we believe strengthened consumer confidence is critical to further stabilizing demand, especially for discretionary home purchase decisions in our move-up and resort lifestyle communities.”

“Regarding the Administration’s recent focus on addressing the country’s critical need to make housing more affordable, we welcome the opportunity to work collaboratively towards expanding homeownership and improving accessibility. At Taylor Morrison, we have long strived to build strong communities and deliver affordable, desirable housing options that serve the needs of our customers with both for-sale and for-rent offerings. We applaud the Administration’s commitment to improving the cost and availability of housing and look forward to contributing towards meaningful solutions,” said Palmer.

Third Quarter Business Highlights

All comparisons are of the current quarter to the prior-year quarter, unless indicated.

Homebuilding

•

Home closings revenue decreased 1% to $2.0 billion as a 2% decline in closings volume to 3,324 homes was partially offset by a 1% increase in the average closing price to $602,000. Home closings and average closing price were slightly ahead of prior guidance.

•	Home closings gross margin was 22.1% on a reported basis and 22.4% adjusted for inventory impairment and warranty charges. This was also slightly ahead of prior guidance.

•

Net sales orders declined 13% to 2,468. This was driven by a decline in the monthly absorption pace to 2.4 from 2.8 a year ago, which was partially offset by a 3% increase in ending community count to 349 outlets.

•	As a percentage of beginning backlog, cancellations equaled 10.1%, up from 4.7% a year ago. As a percentage of gross orders, cancellations equaled 15.4%, up from 9.3% a year ago.

•	SG&A as a percentage of home closings revenue improved 80 basis points to 9.0% from 9.8% a year ago, driven primarily by lower payroll-related costs and commission expense.

•	Backlog at quarter end was 3,605 homes with a sales value of $2.3 billion. Backlog customer deposits averaged approximately $45,000 per home.

Land Portfolio

•

Homebuilding land investment totaled $533 million, inclusive of $264 million for development and $269 million for lot acquisitions. Homebuilding land investment totaled $593 million a year ago, inclusive of $270 million for development and $323 million for lot acquisitions. Year to date, homebuilding land investment has totaled approximately $1.6 billion.

•	Homebuilding lot supply was 84,564 homesites, of which 60% was controlled off balance sheet. This compared to total homesites of 83,579 a year ago, of which 58% was controlled.

•	Based on trailing twelve-month home closings, total homebuilding lots represented 6.4 years of supply, of which 2.6 years was owned.

Financial Services

•	The mortgage capture rate was 88%, unchanged from a year ago.

•	Borrowers had an average credit score of 750 and average debt-to-income ratio of 40%.

Balance Sheet

•	At quarter end, total liquidity was approximately $1.3 billion, including $955 million of total capacity on the Company’s revolving credit facility.

•	The gross homebuilding debt to capital ratio was 24.8%. Including $371 million of unrestricted cash on hand, the net homebuilding debt-to-capital ratio was 21.3%.

•

The Company repurchased 1.3 million shares for $75 million. Year to date, share repurchases have totaled 5.3 million shares for approximately $310 million. At quarter end, the remaining share repurchase authorization was $600 million.

Business Outlook

Fourth Quarter 2025

•	Ending active community count is expected to be approximately 345

•	Home closings are expected to be between 3,100 to 3,300

•	Average closing price is expected to be approximately $590,000

•	GAAP home closings gross margin is expected to be approximately 21.5%

•	Effective tax rate is expected to be approximately 25%

•	Diluted share count is expected to be approximately 99 million

Full Year 2025

•	Home closings are now expected to be between 12,800 to 13,000

•	Average closing price is now expected to be approximately $595,000

•	GAAP home closings gross margin including impairment and certain warranty charges is expected to be approximately 22.5%

•	Adjusted home closings gross margin excluding impairment and certain warranty charges is expected to be approximately 23%*

•	Ending active community count is now expected to be approximately 345

•	SG&A as a percentage of home closings revenue is expected to be in the mid-9% range

•	Effective tax rate is expected to be between 24.5% to 25%

•	Diluted share count is expected to be approximately 101 million

•	Homebuilding land acquisition and development investment is now expected to be approximately $2.3 billion

•	Share repurchases are expected to be at least $350 million

*

Adjusted home closings gross margin excludes inventory impairment and certain warranty charges realized year to date and assumes no additional inventory impairment or warranty charges for the remainder of the year. Adjusted home closings gross margin is a non-GAAP financial measure. A reconciliation of our forward-looking adjusted home closings gross margin to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted.

Quarterly Financial Comparison

(Dollars in thousands)	Q3 2025	Q3 2024	Q3 2025 vs. Q3 2024
Total Revenue	$2,095,751	$2,120,842	(1.2%)
Home Closings Revenue, net	$2,000,909	$2,029,134	(1.4%)
Home Closings Gross Margin	$442,672	$503,309	(12.0%)
	22.1%	24.8%	270 bps decrease
Adjusted Home Closings Gross Margin	$448,588	$506,373	(11.4%)
	22.4%	25.0%	260 bps decrease
SG&A	$180,701	$199,341	(9.4%)
% of Home Closings Revenue	9.0%	9.8%	80 bps leverage

Earnings Conference Call Webcast

Taylor Morrison will hold a conference call to discuss its results today at 8:30 a.m. ET. A live audio webcast of the conference call will be available on Taylor Morrison’s website at www.taylormorrison.com on the Investor Relations portion of the site under the Events tab. At least 10 minutes prior to the call start time, call participants are asked to register for the event here to receive a unique passcode and dial-in information. The call will be recorded and available for replay on the Company’s website.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading homebuilders and developers. We serve a wide array of consumers from coast to coast, including first-time, move-up and resort lifestyle homebuyers and renters under our family of brands—including Taylor Morrison, Esplanade and Yardly. From 2016 to 2025, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research. Our long-standing commitment to sustainable operations is highlighted in our annual Sustainability and Belonging Report.

For more information about Taylor Morrison, please visit www.taylormorrison.com.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words ““anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “will,” “can,” “could,” “might,” “should” and similar expressions identify forward-looking statements, including statements related to expected financial, operating and performance results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: inflation or deflation; changes in general and local economic conditions; slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; higher cancellation rates of existing agreements of sale; competition in our industry; any increase in unemployment or underemployment; the seasonality of our business; the physical impacts of climate change and the increased focus by third-parties on sustainability issues; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; failure to develop and maintain relationships with suitable land banks; availability of land and lots at competitive prices; decreases in the market value of our land inventory; new or changing government regulations and legal challenges; our compliance with environmental laws and regulations regarding climate change; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our financial services and title services business; the loss of any of our important commercial lender relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations, including as a result of tariffs; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to instability in the banking system; risks associated with civil unrest, acts of terrorism, threats to national security, the conflicts in Eastern Europe and the Middle East and other geopolitical events; the scale and scope of current and future public health events, including pandemics and epidemics; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations (also known as a government shutdown), and financial markets’ and businesses’ reactions to any such failure; risks related to our substantial debt and the agreements governing such debt, including restrictive covenants contained in such agreements; our ability to access the capital markets; the risks associated with maintaining effective internal controls over financial reporting; provisions in our charter and bylaws that may delay or prevent an acquisition by a third party; and our ability to effectively manage our expanded operations.

In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K and our subsequent quarterly reports filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Taylor Morrison Home Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Home closings revenue, net	$2,000,909	$2,029,134	$5,797,077	$5,585,516
Land closings revenue	5,733	27,820	10,415	48,279
Financial services revenue, net	55,918	49,654	160,040	145,529
Amenity and other revenue	33,191	14,234	54,308	32,323

Total revenue	2,095,751	2,120,842	6,021,840	5,811,647
Cost of home closings	1,558,237	1,525,825	4,476,497	4,231,740
Cost of land closings	2,154	27,010	5,850	50,915
Financial services expenses	26,570	27,304	80,767	80,553
Amenity and other expenses	32,169	9,634	51,343	28,237

Total cost of revenue	1,619,130	1,589,773	4,614,457	4,391,445
Gross margin	476,621	531,069	1,407,383	1,420,202
Sales, commissions and other marketing costs	115,426	117,714	340,891	334,270
General and administrative expenses	65,275	81,627	199,478	231,970
Net income from unconsolidated entities	(1,253)	(707)	(3,554)	(6,086)
Interest expense, net	12,774	3,379	35,092	7,423
Other expense/(income), net	12,004	(3,635)	21,249	3,837

Income before income taxes	272,395	332,691	814,227	848,788
Income tax provision	67,944	81,219	200,060	206,241

Net income before allocation to non-controlling interests	204,451	251,472	614,167	642,547
Net income attributable to non-controlling interests	(3,010)	(346)	(5,683)	(1,691)

Net income	$201,441	$251,126	$608,484	$640,856

Earnings per common share:
Basic	$2.05	$2.41	$6.10	$6.08
Diluted	$2.01	$2.37	$6.00	$5.97
Weighted average number of shares of common stock:
Basic	98,439	104,132	99,731	105,359
Diluted	100,048	106,089	101,377	107,361

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	September 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$370,591	$487,151
Restricted cash	326	15

Total cash	370,917	487,166
Real estate inventory:
Owned inventory	6,308,889	6,162,889
Consolidated real estate not owned	94,195	71,195

Total real estate inventory	6,403,084	6,234,084
Land deposits	360,633	299,668
Mortgage loans held for sale	198,548	207,936
Lease right of use assets	62,671	68,057
Prepaid expenses and other assets, net	455,017	370,642
Other receivables, net	265,970	217,703
Investments in unconsolidated entities	487,857	439,721
Deferred tax assets, net	76,248	76,248
Property and equipment, net	283,418	232,709
Goodwill	663,197	663,197

Total assets	$9,627,560	$9,297,131

Liabilities
Accounts payable	$285,207	$270,266
Accrued expenses and other liabilities	619,036	632,250
Lease liabilities	73,048	78,998
Income taxes payable	—	2,243
Customer deposits	163,433	239,151
Estimated development liabilities	4,365	4,365
Senior notes, net	1,471,772	1,470,454
Loans payable and other borrowings	568,813	475,569
Revolving credit facility borrowings	—	—
Mortgage warehouse facilities borrowings	150,176	174,460
Liabilities attributable to consolidated real estate not owned	94,195	71,195

Total liabilities	$3,430,045	$3,418,951
Stockholders’ equity
Total stockholders’ equity	6,197,515	5,878,180

Total liabilities and stockholders’ equity	$9,627,560	$9,297,131

Homes Closed and Home Closings Revenue, net:

	Three Months Ended September 30,
	Homes Closed			Home Closings Revenue, net			Average Selling Price
(Dollars in thousands)	2025	2024	Change	2025	2024	Change	2025	2024	Change
East	1,361	1,320	3.1%	$740,346	$758,179	(2.4%)	$544	$574	(5.2%)
Central	749	932	(19.6%)	382,899	515,643	(25.7%)	511	553	(7.6%)
West	1,214	1,142	6.3%	877,664	755,312	16.2%	723	661	9.4%

Total	3,324	3,394	(2.1%)	$2,000,909	$2,029,134	(1.4%)	$602	$598	0.7%

	Nine Months Ended September 30,
	Homes Closed			Home Closings Revenue, net			Average Selling Price
(Dollars in thousands)	2025	2024	Change	2025	2024	Change	2025	2024	Change
East	3,796	3,490	8.8%	$2,061,257	$1,991,038	3.5%	$543	$570	(4.7%)
Central	2,557	2,628	(2.7%)	1,342,179	1,468,197	(8.6%)	525	559	(6.1%)
West	3,359	3,207	4.7%	2,393,641	2,126,281	12.6%	713	663	7.5%

Total	9,712	9,325	4.2%	$5,797,077	$5,585,516	3.8%	$597	$599	(0.3%)

Net Sales Orders:

	Three Months Ended September 30,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2025	2024	Change	2025	2024	Change	2025	2024	Change
East	1,024	1,140	(10.2%)	$526,527	$610,892	(13.8%)	$514	$536	(4.1%)
Central	602	747	(19.4%)	292,376	398,587	(26.6%)	486	534	(9.0%)
West	842	943	(10.7%)	581,058	651,841	(10.9%)	690	691	(0.1%)

Total	2,468	2,830	(12.8%)	$1,399,961	$1,661,320	(15.7%)	$567	$587	(3.4%)

	Nine Months Ended September 30,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2025	2024	Change	2025	2024	Change	2025	2024	Change
East	3,562	3,595	(0.9%)	$1,836,083	$2,004,598	(8.4%)	$515	$558	(7.7%)
Central	2,200	2,466	(10.8%)	1,097,411	1,362,042	(19.4%)	499	552	(9.6%)
West	2,813	3,566	(21.1%)	2,008,999	2,404,249	(16.4%)	714	674	5.9%

Total	8,575	9,627	(10.9%)	$4,942,493	$5,770,889	(14.4%)	$576	$599	(3.8%)

Sales Order Backlog:

	As of September 30,
	Sold Homes in Backlog			Sales Value			Average Selling Price
(Dollars in thousands)	2025	2024	Change	2025	2024	Change	2025	2024	Change
East	1,503	2,176	(30.9%)	$965,710	$1,493,828	(35.4%)	$643	$687	(6.4%)
Central	741	1,238	(40.1%)	423,806	758,008	(44.1%)	572	612	(6.5%)
West	1,361	2,278	(40.3%)	948,048	1,578,168	(39.9%)	697	693	0.6%

Total	3,605	5,692	(36.7%)	$2,337,564	$3,830,004	(39.0%)	$648	$673	(3.7%)

Ending Active Selling Communities:

	As of September 30,		Change
	2025	2024
East	137	120	14.2%
Central	95	106	(10.4%)
West	117	114	2.6%

Total	349	340	2.6%

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we provide our investors with supplemental information relating to: (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) adjusted home closings gross margin, (iv) EBITDA and Adjusted EBITDA and (v) net homebuilding debt to capitalization ratio.

Adjusted net income, adjusted earnings per common share and adjusted income before income taxes and related margin are non-GAAP financial measures that reflect the net income/(loss) available to the Company excluding, to the extent applicable in a given period, the impact of real estate and inventory impairment charges, impairment of investment in unconsolidated entities, pre-acquisition abandonment charges, certain warranty charges, gains/losses on land transfers to joint ventures, extinguishment of debt, net, and legal reserves or settlements that the Company deems not to be in the ordinary course of business and in the case of adjusted net income and adjusted earnings per common share, the tax impact due to such items. Adjusted home closings gross margin is a non-GAAP financial measure calculated as GAAP home closings gross margin (which is inclusive of capitalized interest), excluding inventory impairment charges and certain warranty charges. EBITDA and Adjusted EBITDA are non-GAAP financial measures that measure performance by adjusting net income before allocation to non-controlling interests to exclude, as applicable, interest expense/(income), net, amortization of capitalized interest, income tax provisions, depreciation and amortization (EBITDA), non-cash compensation expense, if any, real estate and inventory impairment charges, impairment of investments in unconsolidated entities, pre-acquisition abandonment charges, certain warranty charges, gains/losses on land transfers to joint ventures, extinguishment of debt, net and legal reserves or settlements that the Company deems not to be in the ordinary course of business, in each case, as applicable in a given period. Net homebuilding debt to capitalization ratio is a non-GAAP financial measure we calculate by dividing (i) total debt, plus unamortized debt issuance cost/(premium), net, and less mortgage warehouse facilities borrowings, net of unrestricted cash and cash equivalents (“net homebuilding debt”), by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity).

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our segments, and to set targets for performance-based compensation. We also use the net homebuilding debt to total capitalization ratio as an indicator of overall financial leverage and to evaluate our performance against other companies in the homebuilding industry. In the future, we may include additional adjustments in the above-described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe that adjusted net income, adjusted earnings per common share, adjusted income before income taxes and related margin, as well as EBITDA and Adjusted EBITDA, are useful for investors in order to allow them to evaluate our operations without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because such metrics assist both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or unusual items. Because we use the net homebuilding debt to total capitalization ratio to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason. We believe that adjusted home closings gross margin is useful to investors because it allows investors to evaluate the performance of our homebuilding operations without the varying effects of items or transactions we do not believe are characteristic of our ongoing operations or performance.

These non-GAAP financial measures should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

A reconciliation of (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) adjusted home closings gross margin, (iv) EBITDA and Adjusted EBITDA and (v) net homebuilding debt to capitalization ratio to the comparable GAAP measures is presented below. For purposes of our presentation of our non-GAAP financial measures for the three-months ended September 30, 2024, such measures have been recast to include certain adjustments being presented in the three months ended September 30, 2025 that were previously deemed immaterial in the prior period.

Adjusted Net Income and Adjusted Earnings Per Common Share

	Three Months Ended September 30,
(Dollars in thousands, except per share data)	2025	2024
Net income	$201,441	$251,126
Inventory impairment charges	7,189	—
Pre-acquisition abandonment charges	6,651	1,851
Warranty adjustments	(1,273)	3,064
Tax impact of non-GAAP reconciling items	(3,135)	(1,200)

Adjusted net income	$210,873	$254,841

Basic weighted average number of shares	98,439	104,132
Adjusted earnings per common share - Basic	$2.14	$2.45
Diluted weighted average number of shares	100,048	106,089
Adjusted earnings per common share - Diluted	$2.11	$2.40

Adjusted Income Before Income Taxes and Related Margin

	Three Months Ended September 30,
(Dollars in thousands)	2025	2024
Income before income taxes	$272,395	$332,691
Inventory impairment charges	7,189	—
Pre-acquisition abandonment charges	6,651	1,851
Warranty adjustments	(1,273)	3,064

Adjusted income before income taxes	$284,962	$337,606

Total revenue	$2,095,751	$2,120,842
Income before income taxes margin	13.0%	15.7%
Adjusted income before income taxes margin	13.6%	15.9%

Adjusted Home Closings Gross Margin

	Three Months Ended September 30,
(Dollars in thousands)	2025	2024
Home closings revenue, net	$2,000,909	$2,029,134
Cost of home closings	1,558,237	1,525,825

Home closings gross margin	$442,672	$503,309
Inventory impairment charges	7,189	—
Warranty adjustments	(1,273)	3,064

Adjusted home closings gross margin	$448,588	$506,373

Home closings gross margin as a percentage of home closings revenue	22.1%	24.8%
Adjusted home closings gross margin as a percentage of home closings revenue	22.4%	25.0%

EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended September 30,
(Dollars in thousands)	2025	2024
Net income before allocation to non-controlling interests	$204,451	$251,472
Interest expense, net	12,774	3,379
Amortization of capitalized interest	27,125	30,064
Income tax provision	67,944	81,219
Depreciation and amortization	1,750	2,668

EBITDA	$314,044	$368,802
Non-cash compensation expense	6,536	5,461
Inventory impairment charges	7,189	—
Pre-acquisition abandonment charges	6,651	1,851
Warranty adjustments	(1,273)	3,064

Adjusted EBITDA	$333,147	$379,178

Total revenue	$2,095,751	$2,120,842
Net income before allocation to non-controlling interests as a percentage of total revenue	9.8%	11.9%
EBITDA as a percentage of total revenue	15.0%	17.4%
Adjusted EBITDA as a percentage of total revenue	15.9%	17.9%

Net Homebuilding Debt to Capitalization Ratio Reconciliation

(Dollars in thousands)	As of September 30, 2025	As of June 30, 2025	As of September 30, 2024
Total debt	$2,190,761	$2,099,377	$2,143,223
Plus: unamortized debt issuance cost, net	5,298	5,737	7,056
Less: mortgage warehouse facilities borrowings	(150,176)	(171,319)	(233,331)

Total homebuilding debt	$2,045,883	$1,933,795	$1,916,948
Total stockholders’ equity	6,197,515	6,057,862	5,723,462

Total capitalization	$8,243,398	$7,991,657	$7,640,410

Total homebuilding debt to capitalization ratio	24.8%	24.2%	25.1%

Total homebuilding debt	$2,045,883	$1,933,795	$1,916,948
Less: cash and cash equivalents	(370,591)	(130,174)	(256,447)

Net homebuilding debt	$1,675,292	$1,803,621	$1,660,501
Total stockholders’ equity	6,197,515	6,057,862	5,723,462

Total capitalization	$7,872,807	$7,861,483	$7,383,963

Net homebuilding debt to capitalization ratio	21.3%	22.9%	22.5%